Exhibit 21.1

List of Subsidiaries of Two Rivers Water & Farming Company

Company	State of Organization	Immediate Parent	Ownership %
TR Capital Partners, LLC	CO	Two Rivers Water & Farming Company	100
TRWC, Inc.	CO	Two Rivers Water & Farming Company	100
HCIC Holdings, LLC	CO	TRWC, Inc.	100
Huerfano-Cucharas Irrigation Company	CO	HCIC Holdings	95
Two Rivers Water LLC	CO	TR Capital Partners, LLC	100
Orlando Reservoir No. 2 Company, LLC	CO	TR Capital Partners, LLC	100
Two Rivers Farms LLC	CO	TR Capital Partners, LLC	100
Two Rivers Farms F-1, Inc.	CO	Two Rivers Farms LLC	100
Two Rivers Farms F-2, Inc.	CO	Two Rivers Farms LLC	100
Dionisio Farms & Produce, Inc.	CO	Two Rivers Farms LLC	100
GrowCo, Inc.	CO	TR Capital Partners, LLC	100
GrowCo Partners 1, LLC	CO	TR Capital Partners, LLC	100	(1)
Water Redevelopment Company	DE	Two Rivers Water & Farming Company	97
TR El Paso Land, LLC	CO	Two Rivers Water & Farming Company	100

Note:

(1) TR Capital Partners, LLC owns 66% of the common units. External investors own 100% of the preferred units.